UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                                 FINAL AMENDMENT

                         INTERNET INITIATIVE JAPAN INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   J24210-10-6
                                 (CUSIP Number)

                                  Koichi Suzuki
                         Internet Initiative Japan, Inc.
                             Jinbocho Mitsui Bldg.,
                              1-105 Kanda Jinbo-cho
             Chiyoda-ku, Tokyo 101-0051, Japan Tel: +81-3-5259-6500
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                               September 17, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. J24210-10-6                                                   Page 2
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Sumitomo Corporation
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------
                               7.       Sole Voting Power
                                        2,107 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares

           Person With         -------------------------------------------------
                               9.       Sole Dispositive Power
                                        2,107 Shares

                               -------------------------------------------------
                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         2,107 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         5.49%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         CO

CUSIP No. J24210-10-6                                                   Page 3
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Itochu Corporation
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        2,086 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        2,086 Shares

                               -------------------------------------------------
                               10.      Shared Dispositive Power
                                        0 Shares
--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         2,086 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         5.44%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         CO

CUSIP No. J24210-10-6                                                   Page 4
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                NTT Communications Corporation
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------
                               7.       Sole Voting Power
                                        2,040 Shares
                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------
                               9.       Sole Dispositive Power
                                        2,040 Shares

                               -------------------------------------------------
                               10.      Shared Dispositive Power
                                        0 Shares
--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         2,040 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         5.32%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         CO

CUSIP No. J24210-10-6                                                   Page 5
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only) Applied
                Research Institute, Inc.
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------

 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        620 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        620 Shares

                               -------------------------------------------------
                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         620 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         1.62%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         CO

CUSIP No. J24210-10-6                                                   Page 6
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Sumitomo Mitsui Banking Corporation
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        606 Shares
                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        606 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         606 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         1.58%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         BK

CUSIP No. J24210-10-6                                                   Page 7
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Mizuho Corporate Bank, Ltd.
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        712 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        712 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------

11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         712 Shares
--------------------------------------------------------------------------------

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

13.      Percent of Class Represented By Amount in Row (11)
         1.86%
--------------------------------------------------------------------------------

14.      Type of Reporting Person (See Instructions)
         BK

CUSIP No. J24210-10-6                                                   Page 8
--------------------------------------------------------------------------------

 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                UFJ Bank Limited
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions) (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        686 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        686 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares
--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         686 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         1.79%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         BK

CUSIP No. J24210-10-6                                                   Page 9
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Toyota Motor Corporation
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        600 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        600 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares
--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         600 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         1.56%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         CO

CUSIP No. J24210-10-6                                                   Page 10
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                KDDI Corporation
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        420 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        420 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         420 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         1.09%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         CO

CUSIP No. J24210-10-6                                                   Page 11
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                I.T.G. Co.
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        356 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        356 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares
--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         356 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         0.93%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         CO

CUSIP No. J24210-10-6                                                   Page 12
--------------------------------------------------------------------------------

 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Sony Corporation
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        499 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        499 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         499 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         1.30%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         CO

CUSIP No. J24210-10-6                                 Page 13
--------------------------------------------------------------------------------

 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                The Japan Research Institute, Limited
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        300 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        300 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares
--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         300 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         0.78%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         CO

CUSIP No. J24210-10-6                                                   Page 14
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Digital Technologies Corporation
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        300 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        300 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares
--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         300 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         0.78%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         CO

CUSIP No. J24210-10-6                                                   Page 15
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Toyotsu Syscom Corporation
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                  Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        300 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        300 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------

11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         300 Shares
--------------------------------------------------------------------------------

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

13.      Percent of Class Represented By Amount in Row (11)
         0.78%
--------------------------------------------------------------------------------

14.      Type of Reporting Person (See Instructions)
         CO

CUSIP No. J24210-10-6                                                   Page 16
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Toyota Tsusho Corporation
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        100 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        100 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         100 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         0.26%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         CO

CUSIP No. J24210-10-6                                                   Page 17
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S.   Identification Nos. of above persons (entities only)
                TIS Inc.
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                WC
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        528 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        528 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         528 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         1.38%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         CO

CUSIP No. J24210-10-6                                                   Page 18
--------------------------------------------------------------------------------

 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Denso Corporation
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        50 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        50 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------

11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         50 Shares
--------------------------------------------------------------------------------

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

13.      Percent of Class Represented By Amount in Row (11)
         0.13%
--------------------------------------------------------------------------------

14.      Type of Reporting Person (See Instructions) CO

CUSIP No. J24210-10-6                                                   Page 19
--------------------------------------------------------------------------------

 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Software Research Associates, Inc.
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        781 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        781 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         781 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         2.04%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         CO

CUSIP No. J24210-10-6                                                   Page 20
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Dai-ichi Mutual Life Insurance Company
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        1,273 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        1,273 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         1,273 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         3.32%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         CO

CUSIP No. J24210-10-6                                                   Page 21
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Koichi Suzuki
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        1,344 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 976 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        2,320 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         2,320 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         6.05%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         IN

CUSIP No. J24210-10-6                                                   Page 22
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Hiroyuki Fukase
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        430 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        430 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         430 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         1.12%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         IN

CUSIP No. J24210-10-6                                                   Page 23
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Toshiya Asaba
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        52 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        52 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         52 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         0.14%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         IN

CUSIP No. J24210-10-6                                                   Page 24
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Akio Onishi
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        1 Share

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        1 Share

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         1 Share
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         0.00%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         IN

CUSIP No. J24210-10-6                                                   Page 25
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Yasuhiro Nishi
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        10 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        10 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         10 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         0.03%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         IN

CUSIP No. J24210-10-6                                                   Page 26
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Shunichi Kozasa
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        20 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        20 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         20 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         0.05%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         IN

CUSIP No. J24210-10-6                                                   Page 27
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Hideshi Hojo
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        20 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        20 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         20 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         0.05%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         IN

CUSIP No. J24210-10-6                                                   Page 28
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Kazumasa Utashiro
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        60 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        60 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         60 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         0.16%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         IN

CUSIP No. J24210-10-6                                                   Page 29
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Takamichi Miyoshi
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions) Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        60 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        60 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         60 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         0.16%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         IN

CUSIP No. J24210-10-6                                                   Page 30
--------------------------------------------------------------------------------
 1.      Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)
                Masako Tanaka
--------------------------------------------------------------------------------
 2.      Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
--------------------------------------------------------------------------------
 3.      SEC Use Only
--------------------------------------------------------------------------------
 4.      Source of Funds (See Instructions)
                Not Applicable
--------------------------------------------------------------------------------
 5.      Check If Disclosure of Legal Proceedings Is
         Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6.      Citizenship or Place of Organization
                Japan
--------------------------------------------------------------------------------

                               7.       Sole Voting Power
                                        120 Shares

                               -------------------------------------------------
            Number of
  Shares Beneficially Owned by 8.       Shared Voting Power
         Each Reporting                 0 Shares
           Person With
                               -------------------------------------------------

                               9.       Sole Dispositive Power
                                        120 Shares

                               -------------------------------------------------

                               10.      Shared Dispositive Power
                                        0 Shares

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting
         Person
         120 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.      Percent of Class Represented By Amount in Row (11)
         0.31%
--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
         IN

-------------------                                     -----------------------
CUSIP NO. J24210-10-6                                                   PAGE 31
-------------------                                     -----------------------
Item 1.  Security and Issuer.

     This Final  Amendment  No. 3 to the  Statement of  Beneficial  Ownership on
Schedule 13D originally filed on March 22, 2001, concerns the shares of Common Stock (the "Common Stock") of Internet Initiative Japan Inc., a corporation organized under the laws of Japan ("IIJ" or the "Issuer"). As a result of the termination of the Shareholders' Agreement as described below in Item 5(e), there may no longer be deemed any shared voting power or dispositive power among the reporting persons. Therefore each Shareholder, other than Sumitomo Corporation, Itochu Corporation and NTT Communications Corporation, is no longer subject to the reporting requirements of Section 13(d) of the Securities and Exchange Act of 1934, as amended.

     The Issuer's principal executive office address is Internet Initiative Japan Inc., Jinbocho Mitsui Building, 1-105 Kanda Jinbo-cho, Chiyoda-ku, Tokyo 101-0051, Japan.


Item 2. Identity and Background.

        No amendment.


Item 3. Source and Amount of Funds or Other Consideration.

        No amendment.


Item 4. Purpose of the Transaction.

        No amendment.


Item 5. Interest in Securities of the Issuer.

     Items 5(a) and (b) are hereby  amended by replacing the prior Item 5(a) and
(b) in its entirety with the following:

     For the new aggregate number and percentage of the class of securities identified pursuant to Item 1 following the termination of the Shareholders' Agreement described below in Item 5(e), please refer to item 11 and item 13 on the cover pages to this Schedule 13D/A.

                                                        -----------------------
                                                                        PAGE 32
                                                        -----------------------

     Furthermore, as a result of the termination of the Shareholders' Agreement, each of the prior members of the Shareholders' Agreement now has sole voting power and sole dispositive power with respect to its shares and there is no longer any shared voting power or dispositive power among the reporting persons.

     Item 5(c) of Schedule 13D is hereby amended by the addition of the following:

     On September 17, 2003, Sumitomo Corporation, Itochu Corporation and NTT Communications Corporation received new shares of IIJ as part of IIJ's issuance of 12,615 new shares of its Common Stock to these three companies as well as to other investors in a private placement which was conducted entirely in Japan. Of the 12,615 new shares of IIJ Common Stock issued, Sumitomo Corporation received 525, Itochu Corporation received 525, and NTT Communications Corporation received 788. The total amount of the share subscription was JPY12,000,649,500 and the price per share of Common Stock was JPY951,300.

     No amendment is made to Item 5(d).

     Item 5(e) of Schedule 13D is hereby amended by the addition of the following:

     On September 17, 2003, IIJ completed a private placement of its shares of Common Stock to Nippon Telegraph and Telephone Corporation and other investors, including Sumitomo Corporation, Itochu Corporation and NTT Communications Corporation, in Japan. In connection with this private placement, IIJ issued 12,615 of its shares of Common Stock and the total number of issued shares of Common Stock after the private placement is 38,360. As a result of this private placement, the Shareholders hold less than 50% of the total number of outstanding shares and therefore the Shareholders' Agreement automatically terminated on September 17, 2003 in accordance with Article 3 (4) of the Shareholders' Agreement which provides that the Shareholders' Agreement is automatically terminated if the total number of IIJ shares held by the Shareholders becomes less than 50% of the total number of outstanding shares.

     Because the Shareholders' Agreement has terminated and each Shareholder now has sole power to vote and dispose of its shares of Common Stock, there is no longer any shared voting power or dispositive power among the reporting persons. Accordingly, each of the Shareholders other than Sumitomo Corporation, Itochu Corporation and NTT Communications Corporation, is no longer subject to the reporting requirements of Section 13(d) of the Securities and Exchange Act of 1934, as amended.

                                                        -----------------------
                                                                        PAGE 33
                                                        -----------------------

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Item 6 is hereby amended by replacing the prior Item 6 in its entirety with the following:

     As noted above in Item 5(e), the Shareholders' Agreement terminated on September 17, 2003 as a result of the issuance by IIJ of 12,615 of its shares of Common Stock to Nippon Telegraph and Telephone Corporation, NTT Communications Corporation, Sumitomo Corporation, Itochu Corporation and other investors in Japan in connection with a private placement in Japan.

Item 7. Material to be Filed as Exhibits

        No amendment.

                                                        -----------------------
                                                                        PAGE 34
                                                        -----------------------



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      September 18, 2003
                                             -----------------------------------
                                                            (Date)



                                              /s/ SHINGO YOSHII
                                             -----------------------------------
                                                         (Signature)

                                             SUMITOMO CORPORATION


                                              Shingo Yoshii
                                              Executive Officer
                                             -----------------------------------
                                                     (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 35
                                                        -----------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   September 24, 2003
                                          --------------------------------------
                                                         (Date)



                                           /s/ HIROO INOUE
                                          --------------------------------------
                                                      (Signature)

                                          ITOCHU CORPORATION


                                           Hiroo Inoue
                                           Executive Officer
                                          --------------------------------------
                                                    (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 36
                                                        -----------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   September  18, 2003
                                          --------------------------------------
                                                         (Date)



                                           /s/ MITSUHIRO TAKASE
                                          --------------------------------------
                                                      (Signature)

                                          NTT COMMUNICATIONS CORPORATION


                                           Mitsuhiro Takase
                                           Senior Vice President
                                          --------------------------------------
                                                  (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 37
                                                        -----------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       September 17, 2003
                                              ----------------------------------
                                                             (Date)



                                               /s/ KUNIHIRO MIZOGUCHI
                                              ----------------------------------
                                                          (Signature)

                                              APPLIED RESEARCH INSTITUTE, INC.


                                               Kunihiro Mizoguchi
                                               President and CEO
                                              ----------------------------------
                                                      (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 38
                                                        -----------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    September 22, 2003
                                           -------------------------------------
                                                          (Date)



                                            /s/ TAKESHI KUNIBE
                                           -------------------------------------
                                                       (Signature)

                                           SUMITOMO MITSUI BANKING CORPORATION


                                             Takeshi Kunibe
                                             General Manager of
                                             Financial Accounting
                                             Department
                                           -------------------------------------
                                                   (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 39
                                                        -----------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       September 25, 2003
                                               ---------------------------------
                                                             (Date)



                                                /s/ KAZUO NAGANO
                                               ---------------------------------
                                                          (Signature)

                                               IZUHO CORPORATE BANK


                                                Kazuo Nagano
                                                General Manager, Otemachi
                                                Corporate Banking
                                                Division No. 5
                                               ---------------------------------
                                                      (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 40
                                                        -----------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         September 22, 2003
                                                --------------------------------
                                                               (Date)



                                                 /s/ RYOSUKE TAMAKOSHI
                                                --------------------------------
                                                            (Signature)

                                                    UFJ Bank Limited


                                                 Ryosuke Tamakoshi
                                                 Deputy President
                                                --------------------------------
                                                        (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 41
                                                        -----------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       October 3, 2003
                                              ----------------------------------
                                                             (Date)



                                               /s/ TAKAHIKO IJICHI
                                              ----------------------------------
                                                          (Signature)

                                              TOYOTA MOTOR CORPORATION


                                               Takahiko Ijichi
                                               General Manager
                                               Accounting Division
                                              ----------------------------------
                                                      (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 42
                                                        -----------------------



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        October 6, 2003
                                               ---------------------------------
                                                            (Date)



                                                /s/ YASUHIKO ITO
                                               ---------------------------------
                                                           (Signature)

                                               KDDI CORPORATION

                                                Yasuhiko Ito
                                                Member of the Board and
                                                Senior Vice President
                                               ---------------------------------
                                                       (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 43
                                                        -----------------------



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                           September 17, 2003
                                                  ------------------------------
                                                                 (Date)



                                                   /s/ HIDEO ARIKAWA
                                                  ------------------------------
                                                              (Signature)

                                                  I.T.G. CO.

                                                   Hideo Arikawa
                                                   Representative Director
                                                  ------------------------------
                                                          (Name and Title)

                  The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

                  Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C.
1001).

                                                        -----------------------
                                                                        PAGE 44
                                                        -----------------------



                                                                       SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       September 18, 2003
                                              ----------------------------------
                                                             (Date)



                                               /s/ TAKAO YUHARA
                                              ----------------------------------
                                                          (Signature)

                                              SONY CORPORATION

                                               Takao Yuhara
                                               Corporate Executive
                                               Officer
                                              ----------------------------------
                                                      (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 45
                                                        -----------------------


                                                                       SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               September 30, 2003
                                       -----------------------------------------
                                                    (Date)



                                        /s/ SHUNICHI OKUYAMA
                                       -----------------------------------------
                                                      (Signature)

                                       THE JAPAN RESEARCH INSTITUTE, LIMITED


                                        Shunichi Okuyama
                                        President
                                       -----------------------------------------
                                                  (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 46
                                                        -----------------------



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        September 18, 2003
                                               ---------------------------------
                                                              (Date)



                                                /s/ IKUO SAKIYAMA
                                               ---------------------------------
                                                           (Signature)

                                               DIGITAL TECHNOLOGIES CORPORATION


                                                Ikuo Sakiyama, President
                                               ---------------------------------
                                                       (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 47
                                                        -----------------------



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      October 20, 2003
                                             -----------------------------------
                                                            (Date)



                                              /s/ KUNIO OTANI
                                             -----------------------------------
                                                         (Signature)

                                             TOYOTSU SYSCOM CORPORATION


                                              Kunio Otani
                                              Senior Managing Director
                                             -----------------------------------
                                                     (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 48
                                                        -----------------------




                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      October 20, 2003
                                             -----------------------------------
                                                            (Date)



                                              /s/ NOBUHIKO SAHARA
                                             -----------------------------------
                                                         (Signature)

                                             TOYOTA TSUSHO CORPORATION


                                              Nobuhiko Sahara
                                              Managing Director
                                             -----------------------------------
                                                     (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 49
                                                        -----------------------



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         September 25, 2003
                                                 -------------------------------
                                                               (Date)



                                                  /s/ RYOSUKE ARIGA
                                                 -------------------------------
                                                            (Signature)

                                                 TIS Inc.


                                                  Ryosuke Ariga
                                                  Senior Managing Director
                                                 -------------------------------
                                                        (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 50
                                                        -----------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      October 16, 2003
                                             -----------------------------------
                                                            (Date)



                                              /s/ Hiroshi Uchiyama
                                             -----------------------------------
                                                         (Signature)

                                             DENSO CORPORATION


                                              Hiroshi Uchiyama
                                              Senior Managing Director
                                             -----------------------------------
                                                     (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 51
                                                        -----------------------


                                                                       SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      September 29, 2003
                                             -----------------------------------
                                                            (Date)



                                              /s/ TORU KASHIMA
                                             -----------------------------------
                                                         (Signature)

                                             SOFTWARE RESEARCH ASSOCIATES, INC.


                                              Toru Kashima, President
                                             -----------------------------------
                                                     (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 52
                                                        -----------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  September 17, 2003
                                         ---------------------------------------
                                                        (Date)



                                          /s/ KOICHI IKI
                                         ---------------------------------------
                                                     (Signature)

                                         DAI-ICHI MUTUAL LIFE INSURANCE COMPANY


                                          Koichi Iki
                                          Managing Director
                                         ---------------------------------------
                                                 (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 53
                                                        -----------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                September 17, 2003
                                         ---------------------------------------
                                                        (Date)



                                             /s/     KOICHI SUZUKI
                                         ---------------------------------------
                                                (Signature)



                                             Koichi Suzuki
                                         ---------------------------------------
                                             (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 54
                                                        -----------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              September 17, 2003
                                         ---------------------------------------
                                                    (Date)



                                              /s/     HIROYUKI FUKASE
                                         ---------------------------------------
                                                 (Signature)



                                              Hiroyuki Fukase
                                         ---------------------------------------
                                             (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 55
                                                        -----------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              September 17, 2003
                                         ---------------------------------------
                                                    (Date)


                                              /s/     TOSHIYA ASABA
                                         ---------------------------------------
                                                 (Signature)



                                              Toshiya Asaba
                                         ---------------------------------------
                                             (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 56
                                                        -----------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              September 17, 2003
                                         ---------------------------------------
                                                    (Date)


                                              /s/     AKIO ONISHI
                                         ---------------------------------------
                                                 (Signature)



                                              Akio Onishi
                                         ---------------------------------------
                                             (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 57
                                                        -----------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              September 17, 2003
                                         ---------------------------------------
                                                    (Date)



                                              /s/     YASUHIRO NISHI
                                         ---------------------------------------
                                                 (Signature)



                                              Yasuhiro Nishi
                                         ---------------------------------------
                                             (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 58
                                                        -----------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              September 17, 2003
                                         ---------------------------------------
                                                    (Date)



                                              /s/     SHUNICHI KOZASA
                                         ---------------------------------------
                                                 (Signature)



                                              Shunichi Kozasa
                                         ---------------------------------------
                                             (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 59
                                                        -----------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              September 17, 2003
                                         ---------------------------------------
                                                    (Date)



                                              /s/     HIDESHI HOJO
                                         ---------------------------------------
                                                 (Signature)



                                              Hideshi Hojo
                                         ---------------------------------------
                                             (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 60
                                                        -----------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                September 17, 2003
                                         ---------------------------------------
                                                      (Date)



                                             /s/     KAZUMASA UTASHIRO
                                         ---------------------------------------
                                                   (Signature)



                                                Kazumasa Utashiro
                                         ---------------------------------------
                                               (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 61
                                                        -----------------------



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                September 17, 2003
                                         ---------------------------------------
                                                      (Date)



                                             /s/     TAKAMICHI MIYOSHI
                                         ---------------------------------------
                                                   (Signature)



                                                Takamichi Miyoshi
                                         ---------------------------------------
                                               (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                        -----------------------
                                                                        PAGE 62
                                                        -----------------------



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                September 17, 2003
                                         ---------------------------------------
                                                      (Date)



                                             /s/     MASAKO TANAKA
                                         ---------------------------------------
                                                   (Signature)



                                                Masako Tanaka
                                         ---------------------------------------
                                               (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).